                                                                    EXHIBIT 1.01

                        COMMON STOCK PURCHASE AGREEMENT


                         Dated as of February 17, 2000


                                by and between


                               EGGHEAD.COM, INC.


                                      and


                               ACQUA WELLINGTON
                      NORTH AMERICAN EQUITIES FUND, LTD.
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                               TABLE OF CONTENTS
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ARTICLE I        Definitions.....................................................   1

 Section 1.1     Definitions.....................................................   1

ARTICLE II       Purchase and Sale of Common Stock...............................   2

 Section 2.1     Purchase and Sale of Stock......................................   2
 Section 2.2     The Shares......................................................   3
 Section 2.3     Registration Statement and Prospectus...........................   3
 Section 2.4     Purchase Price and Closing......................................   3

ARTICLE III      Representations and Warranties..................................   3

 Section 3.1     Representation and Warranties of the Company....................   3
 Section 3.2     Representation and Warranties of the Purchaser..................  10

ARTICLE IV       Covenants.......................................................  12

 Section 4.1     Securities......................................................  12
 Section 4.2     Registration and Listing........................................  12
 Section 4.3     Registration Statement..........................................  12
 Section 4.4     Compliance with Laws............................................  12
 Section 4.5     Keeping of Records and Books of Account.........................  13
 Section 4.6     Reporting Requirements..........................................  13
 Section 4.7     Other Financing Agreements......................................  13
 Section 4.8     Non-public Information..........................................  14
 Section 4.9     No Stop Orders..................................................  14
 Section 4.10    Amendments to the Registration Statement........................  14
 Section 4.11    Prospectus Delivery.............................................  14

ARTICLE V        Conditions to Closing and Draw Downs............................  15

 Section 5.1     Conditions Precedent to the Obligation of
                 the Company to Sell the Shares..................................  15
 Section 5.2     Conditions Precedent to the Obligation of the Purchaser to Close  16
 Section 5.3     Conditions Precedent to the Obligation of the Purchaser
                 to Accept a Draw Down and Purchase the Shares...................  17
ARTICLE VI       Draw Down Terms; Call Option....................................  17

 Section 6.1     Drawn Down Terms................................................  17

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
ARTICLE VII      Termination.....................................................  20

 Section 7.1     Termination by Mutual Consent...................................  20
 Section 7.2     Other Termination...............................................  20
 Section 7.3     Effect of Termination...........................................  21

ARTICLE VIII     Indemnification.................................................  21

 Section 8.1     General Indemnity...............................................  21
 Section 8.2     Indemnification Procedures......................................  22

ARTICLE IX       Miscellaneous...................................................  23

 Section 9.1     Fees and Expenses...............................................  23
 Section 9.2     Specific Enforcement, Consent to Jurisdiction...................  23
 Section 9.3     Entire Agreement; Amendment.....................................  24
 Section 9.4     Notices.........................................................  24
 Section 9.5     Waivers.........................................................  25
 Section 9.6     Headings........................................................  25
 Section 9.7     Successors and Assigns..........................................  25
 Section 9.8     Governing Law...................................................  26
 Section 9.9     Survival........................................................  26
 Section 9.10    Counterparts....................................................  26
 Section 9.11    Publicity.......................................................  26
 Section 9.12    Severability....................................................  26
 Section 9.13    Further Assurances..............................................  26

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                                     -ii-
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                        COMMON STOCK PURCHASE AGREEMENT

     This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of February 17, 2000 by and between Egghead.com, Inc., a Delaware corporation (the "Company") and Acqua Wellington North American Equities Fund, Ltd., a company organized under the laws of the Commonwealth of The Bahamas (the "Purchaser").

     The parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions
          Section 1.1  Definitions.

          (a)  "Call Option" shall have the meaning assigned to such term in
Section 6.2 hereof.

          (b)  "Commission" shall have the meaning assigned to such term in
Section 2.3 hereof.

          (c) "Commission Documents" shall have the meaning assigned to such term in Section 3.1(f) hereof.

          (d) "Commission Filings" means the Company's Form 10-K for the fiscal year ended December 31, 1998, its Registration Statement on Form S-3 No. 333-91553, and all other filings made by the Company after the date hereof pursuant to the Securities Exchange Act of 1934.

          (e)  "Draw Down" shall have the meaning assigned to such term in
Section 6.1(a) hereof.

          (f) "Draw Down Amount" means the actual amount of a Draw Down up to $30,000,000.

          (g) "Draw Down Discount Percentage" means (i) 95.75% if the Threshold Price is equal to or exceeds $22.00; (ii) 95.2% if the Threshold Price is equal to or exceeds $18.00 but is less than $22.00; (iii) 94.8% if the Threshold Price is equal to or exceeds $14.00 but is less than $18.00; and (iv) 94.4% if the Threshold Price is equal to or exceeds $10.00 but is less than $14.00.

          (h) "Draw Down Notice" shall have the meaning assigned to such term in Section 6.1(j) hereof.

          (i) "Draw Down Pricing Period" shall mean a period of eighteen (18) consecutive trading days starting with the first trading day specified in Draw Down Notice.

          (j) "Effective Date" shall mean the date the Registration Statement is declared effective.

          (k) "Material Adverse Effect" shall mean any effect on the business, results of operations, prospects, assets or financial condition of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole and/or any condition, circumstance, or situation that would prohibit the Company from entering into and performing any of its obligations under this Agreement in any material respect.

          (l) "Material Change in Ownership" shall mean that, as of a particular measurements date, the officers and directors of the Company shall beneficially own in the aggregate less than 2% of the outstanding Common Stock of the Company that those officers and directors beneficially own as of the date hereof.

          (m) "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented from time to time pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act").

          (n) "Registration Statement" shall mean the registration statement on Form S-3, Commission File Number 333-91553 under the Securities Act, filed with the Securities and Exchange Commission for the registration of the Shares, as such Registration Statement may be amended from time to time.

          (o)  "Settlement Date" shall have the meaning assigned to such term in
Section 6.1(d) hereof.

          (p) "Shares" shall mean the shares of Common Stock of the Company that may be purchased hereunder.

          (q) "Threshold Price" is the lowest VWAP at which the Company will sell Shares during each Draw Down Pricing Period.

          (r) "VWAP" shall mean the daily volume weighted average price (based on a trading day from 9:30 a.m. to 4:00 p.m., E.S.T.) of the Company on NASDAQ (or any successor thereto) as reported by Bloomberg Financial LP using the AQR function.

                                  ARTICLE II

                       Purchase and Sale of Common Stock

          Section 2.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company up to $100,000,000 of the Company's common stock, $.001 par value per share (the "Common Stock"), based on Draw Downs in accordance with Section 6.1 and a Call Option in accordance with Section 6.2. In no event shall the amount of Common Stock purchased by the Purchaser exceed $30,000,000 per Draw Down.

          Section 2.2 The Shares. The Company has authorized and has reserved and covenants to continue to reserve, subject to Section 4.4(b) hereof, free of preemptive rights and other similar contractual rights of stockholders, 5,000,000 shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs.

          Section 2.3 Registration Statement and Prospectus. The Company has prepared and filed with the Securities and Exchange Commission (the "Commission") in accordance with the provisions of the Securities Act, the Registration Statement, including a prospectus subject to completion relating to the Shares. The Registration Statement was declared effective on February 3, 2000.

          Section 2.4 Purchase Price and Closing. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser, agrees to purchase from the Company, that number of the Shares to be issued in connection with each Draw Down. The closing of the execution and delivery of this Agreement (the "Closing") shall take place at the offices of Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174 at 5:00 p.m. Eastern Time on (i) February 17, 2000, or (ii) such other time and place or on such date as the Purchaser and the Company may agree upon (the "Closing Date"). Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

                                  ARTICLE III

                         Representations and Warranties

          Section 3.1 Representation and Warranties of the Company. The Company hereby makes the following representations and warranties to the
Purchaser:

          (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of [Delaware] and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. As of the date hereof, the Company does not have any subsidiaries (as defined in Section 3.1(g)) except as set forth in the Registration Statement and in the Company's most recent Form 10-K, including the accompanying financial statements (the "Form 10-K"), or in the Company's most recent Form 10-Q (the "Form 10-Q"), or on Schedule 3.1(g) attached hereto. The Company and each such subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect.

      (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except as contemplated by Section 4.5(b), no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, or when executed and delivered shall constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

          (c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of the date hereof are set forth in the Registration Statement or on Schedule 3.1(c) attached hereto. All of the outstanding shares of the Company's Common Stock have been duly and validly authorized, and are fully paid and non-assessable. Except as set forth in this Agreement or as set forth in the Registration Statement, the Commission Documents, the Commission Filings or on Schedule 3.1(c) attached hereto, as of the date hereof, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement, the Registration Statement, the Commission Documents or the Commission Filings or on Schedule 3.1(c) attached hereto, as of the date hereof, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as described in the Registration Statement, the Commission Documents or the Commission Filings, or on Schedule 3.1(c) attached hereto, as of the date hereof, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. Except as set forth in the Registration Statement, the Commission Documents or the Commission Filings or on Schedule 3.1(c) attached hereto, as of the date hereof, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the Registration Statement, the Commission Documents or the Commission Filings or on Schedule 3.1(c) attached hereto, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Articles"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws").

          (d) Issuance of Shares. The Shares have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

          (e) No Conflicts. Except as disclosed on Schedule 3.1(e) attached hereto, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated therein do not (i) violate any provision of the Company's Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission, or Nasdaq subsequent to the Closing, and, any registration statement which may be filed pursuant hereto); provided that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

          (f) Commission Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, except as disclosed in the Registration Statement, or the Commission Documents or the Commission Filings or on Schedule 3.1(f) attached hereto, as of the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to
Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents"). The Company has delivered or made available to the Purchaser true and complete copies of the Commission Documents filed with the Commission since December 31, 1998 and prior to the Closing Date. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. The Form 10-K for the year ended December 31, 1998 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such document, and, as of its date, such Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (g) Subsidiaries. The Commission Documents or Schedule 3.1(g) attached hereto set forth each subsidiary of the Company as of the date hereof, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. Except as set forth in the Commission Documents or the Commission Filings, none of such subsidiaries is a "significant subsidiary" as defined in Regulation S-X.

          (h) No Material Adverse Change. Since September 30, 1999, the Company has not experienced or suffered any Material Adverse Effect.

          (i) No Undisclosed Liabilities. Except as disclosed in the Commission Documents or the Commission Filings or on Schedule 3.1(i) attached hereto, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since December 31, 1998 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

          (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

          (k) Indebtedness. Schedule 3.1(k) sets forth as of December 31, 1999 all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than accounts payable and liabilities incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of

Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

          (l) Title to Assets. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the Commission Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the Commission Documents, the Commission Filings or on Schedule 3.1(l) attached hereto or such that could not reasonably be expected to cause a Material Adverse Effect. All leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect in all material respects.

          (m) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents or the Commission Filings or on Schedule 3.1(m) attached hereto, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

          (n) Compliance with Law. The business of the Company and the subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or the Commission Filings or on Schedule 3.1(n) attached hereto or such that do not cause a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (o) Certain Fees. Except as set forth on Schedule 3.1(o) attached hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

          (p) Disclosure. To the best of the Company's knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

          (q) Operation of Business. The Company or one of the subsidiaries owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the Commission Documents or the Commission Filings or on Schedule 3.1(q) attached hereto and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others, except to the extent set forth in the Commission Documents or that a Material Adverse Effect could not reasonably be expected to result from such conflict.

          (r) Environmental Compliance. Except as disclosed in the Commission Filings or on Schedule 3.1(r) attached hereto, the Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, to the best of the Company's knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiaries that violate or could reasonably be expected to violate any Environmental Law after the Closing or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

          (s) Material Agreements. Except as set forth in the Commission Documents or on Schedule 3.1(s) attached hereto, neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-3 (collectively, "Material Agreements") if the Company or any subsidiary were registering securities under the Securities Act. The Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to the best of the Company's knowledge are not in default under any Material Agreement now in effect, the result of which could reasonably be expected to cause a Material Adverse Effect.

          (t) Transactions with Affiliates. Except as set forth in the Commission Documents or the Commission Filings or on Schedule 3.1(t) attached hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $100,000 between (a) the Company, any subsidiary or any of their respective customers (excluding agreements related to the purchase or lease of the

Company's products) or suppliers on the one hand, and (b) on the other hand, any officer or director of the Company, or any of its subsidiaries, or any person who would be covered by Item 404(a) of Regulation S-K or any corporation or other entity controlled by such officer or director.

          (u) Securities Act of 1933. The Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder.

               (i) Each Prospectus included as part of the Registration Statement as originally filed or as part of any amendment or supplement thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the provisions of the Securities Act. The Commission has not issued any order preventing or suspending the use of any Prospectus.

               (ii) The Company meets the requirements for the use of Form S-3 under the Securities Act. The Registration Statement in the form in which it became effective and also in such form as it may be when any post-effective amendment thereto became effective and the Prospectus and any supplement or amendment thereto when filed with the Commission under Rule 424(b) under the Securities Act, complied in all material respects with the provisions of the Securities Act and did not at any such times contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading, except that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser through you expressly for use therein.

               (iii) The Company has not distributed and, prior to the completion of the sale of the Shares to the Purchaser, will not distribute any offering material in connection with the offer and sale of the Shares other than the Registration Statement, the Prospectus or other materials, if any, permitted by the Securities Act.

          (v) Employees. As of the date hereof, neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Commission Documents or the Commission Filings or on Schedule 3.1(v) attached hereto. As of the date hereof, except as set forth in the Commission Documents or the Commission Filings or on
Schedule 3.1(v) attached hereto, neither the Company nor any subsidiary has any employment contract, agreement regarding proprietary information, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such subsidiary. As of the date hereof, since December 31, 1998, except as disclosed in the Registration Statement, the Commission Documents, the Commission Filings or Schedule 3.1(v), no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

          (w) Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company and its subsidiaries for the purposes set forth in the Prospectus under "Use of Proceeds".

          (x) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (y)  ERISA.  No liability to the Pension Benefit Guaranty
Corporation has been incurred with respect to any Plan by the Company or any of its subsidiaries which is or would have a Material Adverse Effect. The execution and delivery of this Agreement and the issue and sale of the Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchaser, or any person or entity that owns a beneficial interest in any of the Purchaser, is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a "party in interest" (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this
Section 2.1(ac), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

          (z) Acknowledgment Regarding Purchaser's Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser's purchase of the Shares.

          Section 3.2 Representation and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the
Company:

          (a) Organization and Standing of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of The Bahamas.

          (b) Authorization and Power. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser, its Board of Directors or stockholders is required. This Agreement constitutes, or when executed and delivered shall constitute, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

          (c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party, (iii) create or impose or lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is party or by which the Purchaser is on or by which any of its respective properties or assets are bound or (iv) result in a violation of any law, rule or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser to enter into and perform its obligations under this Agreement in any material respect. The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

          (d) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. Purchaser understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

          (e) No Shorting. The Purchaser has the right to sell shares of the Company's Common Stock equal in number to the number of the Shares required pursuant to this Agreement to be purchased during the Draw Down Pricing Period. The Purchaser covenants, however, that prior to and during the term of the Draw Down Pricing Period, neither the Purchaser nor any of its affiliates nor any entity managed by the Purchaser will ever be in a net short position with respect to shares of the Common Stock of the Company in any accounts directly or indirectly managed by the Purchaser or any affiliate of the Purchaser or any entity managed by the Purchaser.


                                  ARTICLE IV


                                   Covenants

     The Company covenants with the Purchaser as follows, which covenants are for the benefit of the Purchaser and its permitted assignees (as defined herein).

          Section 4.1 Securities. The Company shall notify the Commission and Nasdaq, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser or subsequent holders.

          Section 4.2 Registration and Listing. The Company will take all action necessary to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock and the listing of the Shares purchased by Purchaser hereunder on the NASDAQ or any relevant market or system, if applicable, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD or any relevant market or system.

          Section 4.3 Registration Statement. Before the Purchaser shall be obligated to accept a Draw Down request from the Company, the Company shall have caused a sufficient number of shares of Common Stock to be registered to cover the Shares to be issued in connection with this Agreement.

          Section 4.4  Compliance with Laws.

          (a) The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

          (b) The Company will not be obligated to issue and the Purchaser will not be obligated to purchase any shares of the Company's Common Stock which would result in the issuance under this Agreement of Shares representing more than nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of the Company's Common Stock.

          Section 4.5 Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          Section 4.6 Reporting Requirements. Upon request, the Company shall furnish the following to the Purchaser so long as such Purchaser shall be obligated hereunder to purchase Shares:

          (a) Quarterly Reports filed with the Commission on Form 10-Q as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of the Company; and

          (b) Annual Reports filed with the Commission on Form 10-K as soon as available, and in any event within 90 days after the end of each fiscal year of the Company.

          Section 4.7  Other Financing Agreements.

               The Company is restricted from entering into any agreement with a third party, the principal purpose of which is to secure debt or equity financing for the Company ("Other Financing") without the prior consent of the Purchaser, which consent will not be unreasonably withheld or delayed, or without terminating its agreement with the Purchaser, except that the Company may (i) enter into any loan, credit or lease facility with a bank or financing institution, (ii) establish an employee stock option plan or agreement or finance the acquisition of other companies, equipment, technologies or lines of business and/or (iii) issue shares of Common Stock in connection with the Company's current option plans and agreements or stock purchase plans and agreements and, currently outstanding warrants, and (iv) issue its debt or equity securities to one or more companies the principal business of which is not the investment in the securities of other entities, or to Softbank, Paul Allen, Idealab or any entity affiliated with any such person, or to any person or entity specifically identified by the board of directors of the Company as a strategic partner of the Company, or in connection with the acquisition of other companies, equipment, technologies or lines of business (each a "Permitted Transaction"). If the Purchaser consents to the Company entering into an Other Financing, the Purchaser shall have the option, which option shall be exercised within ten (10) calendar days of its consent, to purchase all or a portion of the Other Financing on the same, absolute terms and conditions contemplated therein. If the Purchaser does not exercise its purchase option, the Company shall have the right to close the Other Financing on the scheduled closing date with a third party; provided that all of the terms and conditions of such closing are substantially the same as those provided to the Purchaser.

          Section 4.8 Non-public Information. Neither the Company nor any of its officers or agents shall disclose any material non-public information about the Company to the Purchaser.

          Section 4.9 No Stop Orders. The Company will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing: (i) of its receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any Prospectus or for additional information; (ii) of its receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of its becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement or the Prospectus (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement or the Prospectus (as then amended or supplemented) in order to state a material fact required by the Securities Act or the regulations thereunder to be stated therein or necessary in order to make the statements therein not misleading, or of the necessity to amend or supplement the Prospectus (as then amended or supplemented) to comply with the Securities Act or any other law. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

          Section 4.10 Amendments to the Registration Statement. The Company will not (i) file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus of which the Purchaser shall not previously have been advised or to which the Purchaser shall reasonably object after being so advised or (ii) so long as, in the reasonable opinion of counsel for the Purchaser, a Prospectus is required to be delivered in connection with sales by any Purchaser or dealer, file any information, documents or reports pursuant to the Exchange Act without delivering a copy of such information, documents or reports to the Purchaser promptly following such filing.

          Section 4.11 Prospectus Delivery. Prior to the execution and delivery of this Agreement, the Company will deliver to the Purchaser, without charge, in such quantities as reasonably requested by the Purchaser, copies of each form of Prospectus. As soon after the execution and delivery of this Agreement as possible and thereafter from time to time for such period as in the opinion of counsel for the Purchasers a prospectus is required by the Securities Act to be delivered in connection with sales by the Purchaser, the Company will expeditiously deliver to the Purchaser, without charge, as many copies of the Prospectus (and of any amendment or supplement thereto) as the Purchaser may reasonably request. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and with the securities or Blue Sky laws of the jurisdictions in which the Shares may be sold by the Purchaser, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company or in the opinion of counsel for the Purchaser is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other law, the Company will forthwith prepare and, subject to the provisions of Section 4.10 above, file with the Commission an appropriate supplement or amendment thereto, and will expeditiously furnish to the Purchaser a reasonable number of copies thereof.

                                   ARTICLE V


                     Conditions to Closing and Draw Downs

          Section 5.1 Conditions Precedent to the Obligation of the Company to Close this Agreement and to Sell the Shares. The obligation hereunder of the Company to issue and sell the Shares to the Purchaser is subject to the satisfaction or waiver, at or before each Draw Down, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

          (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the date of each Draw Down request (the "Draw Down Exercise Date") as though made at that time, except for representations and warranties that are expressly made as of a particular date.

          (b) Effective Registration Statement. The Registration Statement registering the offer and sale of the Shares shall have been declared effective by the Commission and shall have been amended or supplemented, as required, to disclose the sale of the Shares prior to each Settlement Date, as applicable.

          (c) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to each Settlement Date.

          (d) No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (e) No Suspension, Etc. Trading in the Company's Common Stock shall not be suspended by the Commission or the NASD (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to Closing), and, at any time prior to each Draw Down request, trading in securities generally as reported on NASDAQ shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by American Stock Exchange, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Company, makes it impracticable or inadvisable to issue the Shares.

          (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          Section 5.2 Conditions Precedent to the Obligation of the Purchaser to Close this Agreement. The obligation hereunder of the Purchaser to enter this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

          (b) No Suspension, Etc. Trading in the Company's Common Stock shall not be suspended by the Commission or the NASD (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to Closing), and, at any time prior to the Closing, trading in securities generally as reported on NASDAQ shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by the American Stock Exchange, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares.

          (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (e) Opinion of Counsel, Etc. At the Closing, the Purchaser shall have received an opinion of counsel to the Company, dated the date of Closing, in the form of Exhibit A hereto, and such other certificates and documents as the Purchaser or its counsel shall reasonably require incident to the Closing.

          Section 5.3 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down request and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before each Draw Down Exercise Date, of each of the conditions set forth below. The conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Draw Down Exercise Date as though made at that time (except for representations and warranties that speak as of a particular date).

          (b) Effective Registration Statement. The Registration Statement registering the Shares shall have been declared effective by the Commission and shall have been amended or supplemented, as required, to disclose the sale of the Shares prior to the Closing Date or each Settlement Date, as applicable.

          (c) No Suspension. Trading in the Company's Common Stock shall not have been suspended by the Commission or the NASD (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to each Draw Down request), and, at any time prior to such request, trading in securities generally as reported by the American Stock Exchange shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by the American Stock Exchange.

          (d) Material Adverse Effect; Material Change in Ownership. No Material Adverse Effect and no Material Change in Ownership shall have occurred.


                                  ARTICLE VI


                         Draw Down Terms; Call Option

          Section 6.1 Drawn Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

          (a) The Company, may, in its sole discretion, issue a Draw Down Notice with respect to up to (i) $30,000,000 if the Threshold Price is equal to or exceeds $22.00; (ii) $25,000,000 if the Threshold Price is equal to or exceeds $18.00 but is less than $22.00; (iii) $20,000,000 if the Threshold Price is equal to or exceeds $14.00 but is less than $18.00; and (iv) up to $15,000,000 if the Threshold Price is equal to or exceeds $10.00 but is less than $14.00 (a "Draw Down") during any Draw Down Pricing Period, which Draw Down the Purchaser will be obligated to accept. Prior to issuing any Draw Down Notice, the Company shall have Shares representing at least the Draw Down Amount registered under the Registration Statement.

          (b) The number of Shares to be issued in connection with each Draw Down shall be equal to the sum of the quotients (for each trading day of the Draw Down Pricing Period for which the VWAP equals or exceeds the Threshold Price) of (x) 1/18th of the Draw Down Amount divided by (y) the applicable Draw Down Discount Percentage multiplied by the VWAP for such day.

          (c) Only one Draw Down shall be allowed in each Draw Down Pricing Period. Each Draw Down Pricing Period shall consist of two periods of nine consecutive trading days (each, a "Settlement Period").

          (d) The number of Shares purchased by the Purchaser with respect to each Draw Down shall be determined on a daily basis during each Draw Down Pricing Period and settled on the second business day following the end of each Settlement Period (the "Settlement Date").

          (e) There shall be a minimum of five (5) trading days between Draw Downs.

          (f) There shall be a maximum of seven (7) Draw Downs during the term of this Agreement.

          (g) Each Draw Down will expire on the last trading day of each Draw Down Pricing Period.

          (h) For each trading day during the Draw Down Pricing Period that the VWAP is at or above the Threshold Price, one-eighteenth (1/18th) of the Draw Down Amount shall be allocated to purchase Shares at a price equal to the product of (x) the Draw Down Discount Percentage times (y) the VWAP for such day. For each trading day during the Draw Down Pricing Period that the VWAP is less than the Threshold Price, the Purchaser may elect in its sole discretion to allocate 1/18th of the Draw Down Amount to purchase Shares at the end of such Draw Down Pricing Period at a price equal to the product of (A) the Draw Down Discount Percentage times (B) the Threshold Price. At no time shall the Threshold Price be set below $10.00 unless agreed upon by the Company and the Purchaser. If trading in the Company's Common Stock is suspended for any reason for more than three (3) hours in any trading day, at the Purchaser's option, the price of the Common Stock shall be deemed to be below the Threshold Price for that trading day.

          (i) The Company must inform the Purchaser via facsimile transmission as to the Draw Down Amount the Company wishes to exercise before commencement of trading on the first trading day of the Draw Down Pricing Period (the "Draw Down Notice"). In addition to the Draw Down Amount, the Company shall set the Threshold Price with each Draw Down Notice and shall designate the first trading day of the Draw Down Pricing Period.

          (j) On each Settlement Date, the Company shall deliver the Shares purchased by the Purchaser to the Purchaser or to The Depositary Trust Company ("DTC") on the Purchaser's behalf via DWAC. The Company shall cause such Shares to be credited to the DTC account designated by the Purchaser upon receipt by the Company of payment for the Draw Down into an account designated by the Company by wire transfer of immediately available funds; provided that the Shares are received by the Purchaser no later than 1:00 p.m. EST or next day available funds if the Shares are received thereafter. The delivery of the shares of Common Stock into the Purchaser's DTC account in exchange for payment therefor shall be referred to herein as "Settlement". The Purchaser shall coordinate Settlement with the Company through DTC.

          (k) If during any Draw Down Pricing Period, the Company with the consent of the Purchaser shall issue any shares of Common Stock (other than shares of Common Stock issued under this Agreement or in connection with a Permitted Transaction), the Purchaser may in its sole discretion (i) purchase up to the number of shares of Common Stock so issued, at the price and on such terms as the Company issued such shares of Common Stock during such Draw Down Pricing Period, (ii) purchase up to the Draw Down Amount of shares of Common Stock at the applicable Draw Down Discount Percentage times the VWAP for such Draw Down Pricing Period, or (iii) elect not to purchase any Shares during such Draw Down Pricing Period. The Purchaser shall notify the Company of its election of the business day preceding the Settlement Date.

          (l) If during any thirty day period, the VWAP for the Common Stock is less than $10.00 for five (5) or more consecutive trading days, the Company shall notify the Purchaser if it desires to secure additional financing and the Company and the Purchaser shall negotiate the possible terms of such financing. If the Company and the Purchaser cannot agree on the terms of such additional financing, the Company may secure additional debt or equity financing from a third party. If such third party offers to purchase securities from the Company on terms the Company finds acceptable, the Company shall notify the Purchaser of such offer and the Purchaser may within ten (10) days following such notice elect to purchase securities from the Company on the same terms and in up to the same amounts as the third party. If the Purchaser does not participate in such additional financing, the Company shall have the right to close such additional financing with a third party on the scheduled closing date, provided that all of the terms and closing conditions of such closing are substantially the same as those provided to the Purchaser. Whether or not the Purchaser participates in such additional financing, if the Company closes the third party financing the Purchaser in its sole discretion may (i) purchase any Shares then required to be purchased under Section 6.1 for the applicable Draw Down Pricing Period, or (ii) elect not to purchase any Shares during the then-current Draw Down Pricing Period.

          (m) If on the Settlement Date, the Company fails to deliver the Shares to be purchased by the Purchaser, and such failure continues for ten (10) trading days, the Company shall pay in cash or restricted shares of Common Stock, at the option of the Purchaser, as liquidated damages and not as a penalty to the Purchaser an amount equal to two percent (2%) of the Draw Down Amount for the initial thirty (30) days and each additional thirty (30) day period thereafter until such failure has been cured, which shall be pro rated for such periods less than thirty (30) days (the "Periodic Amount"). Cash payments to be made pursuant to this clause (l) shall be due and payable immediately upon demand in immediately available cash funds. Certificates evidencing the restricted shares of Common Stock shall be delivered immediately upon demand. The parties agree that the Periodic Amount represents a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of damages that may be incurred by the Purchaser if the Company fails to deliver the Shares on the Settlement Date. If the Purchaser elects to receive shares of Common Stock instead of cash, the Purchaser shall have the right to demand registration once within twelve (12) months of the date of issuance of such shares of Common Stock and piggyback registration rights if the Company files a separate registration statement.

          Section 6.2  Call Option.

          (a) The Purchaser shall have the right to exercise multiple call options to purchase shares representing up to a maximum aggregate amount of $10,000,000 (a "Call Option") during the first Draw Down Pricing Period.

          (b) The number of shares of Common Stock to be issued in connection with the Call Option shall be equal to the amount of the Call Option identified in the notice thereof (the "Call Option Notice") divided by a price equal to the applicable Draw Down Discount Percentage times the VWAP (the "Call Option Discount Price") for the Common Stock on the day the Purchaser issues its Call Option Notice, which price shall not be less than the Threshold Price.

          (c) The Call Option shall be settled on each of the Settlement Dates during the first Draw Down Pricing Period (with respect to half of the Shares subject thereto on each of the Settlement Dates).

          (d) The Threshold Price designated by the Company in its Draw Down Notice shall apply to the Call Option.

          (e) For the Call Option that the Purchaser exercises pursuant to this Section, the Purchaser must issue via facsimile a Call Option Notice to the Company no later than 5:00 p.m. (California time) on the day such Call Option is exercised. If the Purchaser does not exercise a Call Option by 5:00 p.m. (California time) on the last day of the first Draw Down Pricing Period, the Purchaser's Call Options with respect to that Draw Down Pricing Period shall terminate.


                                  ARTICLE VII


                                  Termination

          Section 7.1 Termination by Mutual Consent. The term of this Agreement shall be nine (9) months from the Effective Date. This Agreement may be terminated at any time by mutual consent of the parties.

          Section 7.2 Other Termination. The Purchaser may terminate this Agreement upon (x) one (1) day's notice if the Company issues convertible debentures or enters an equity financing facility as set forth in Section 4.7 without the Purchaser's prior written consent, or (y) one (1) day's notice if an event resulting in a Material Adverse Effect or a Material Change of Control in Ownership has occurred. The Company may terminate this Agreement upon one (1) day's notice if (i) the Purchaser breaches any agreement hereunder and such breach shall continue unremedied for a period of five (5) trading days after the Purchaser has received written notice from the Company that such breach shall have occurred or (ii) a Change of Control has occurred. For purposes of this Section, a "Change of Control" of the Company shall be deemed to have occurred at such time as (a) any person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing in excess of fifty (50%) percent or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, trustees or managers; or (b) individuals who constitute the incumbent board of directors cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors comprising the incumbent board of directors, shall be, for purposes of this clause (b), considered as though he were a member of the incumbent board of directors; or (c) a sale by the Company of all or substantially all of its assets.

          Section 7.3 Effect of Termination. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 9.10. Nothing in this Section 7.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.


                                 ARTICLE VIII


                                Indemnification

          Section 8.1  General Indemnity.

          (a) Indemnification by the Company. The Company will indemnify and hold harmless the Purchaser and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorney's fees) to which the Purchaser and each person, if any, who controls the Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement or the Prospectus relating to the shares being sold to the Purchaser, or any amendment or supplement to it, or (ii) the omission or alleged omission to state in that Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading.

     The Company will reimburse the Purchaser and each such controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by or the controlling person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding, except that the Company will not be liable to the extent a claim or action which results in a loss, claim, damage, liability or expense arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in the Registration Statement or any Prospectus in reliance upon, and in conformity with, written information furnished by the Purchase to the Company for inclusion in the Registration Statement or Prospectus.

          (b) Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any expenses (including reasonable costs of defense and investigation and all attorneys fees) to which the Purchaser and each person, if any, who controls the Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or (ii) the omission or alleged omission to state in the Registration Statement or any Prospectus a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement or Prospectus, and the Purchaser will reimburse the Company and each such director, officer or controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding.

          Section 8.2 Indemnification Procedures. Promptly after a person receives notice of a claim or the commencement of an action for which the person intends to seek indemnification under paragraph (a) or (b) of Section 8.1, the person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from liability under paragraph (a) or (b) of Section 8.1, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Paragraph (a) or (b) or Section 8.1, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

     If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in paragraph (a) or (b) of Section 8.1, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of the loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of stock which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or
(ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of stock, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.


                                  ARTICLE IX


                                 Miscellaneous

          Section 9.1 Fees and Expenses. The Company shall pay all reasonable fees and expenses related to the transactions contemplated by this Agreement; provided, that the Company shall pay, at the Closing, all reasonable attorneys fees and expenses (exclusive of disbursements and out-of-pocket expenses and reasonably itemized) incurred by the Purchaser up to $40,000 in connection with the preparation, negotiation, execution and delivery of this Agreement. In addition, the Company shall pay all reasonable fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or incurred in connection with the enforcement of this Agreement, including, without limitation, all reasonable attorneys fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

          Section 9.2  Specific Enforcement, Consent to Jurisdiction.

          (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the

State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

          Section 9.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representations, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

          Section 9.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:      Egghead.com, Inc.
                        1350 Willow Road
                        Menlo Park, CA  94025
                        Tel. No.: 650.470.2400
                        Fax No.: 650.473.6990
                        Attention: John Labbett

With copies to:         Fenwick & West LLP
                        Two Palo Alto Square
                        Paso Alto, CA  94306
                        Tel. No.: 650.494.0600
                        Fax No.: 650.494.1417
                        Attention: Horace Nash

If to the Purchaser:    Acqua Wellington North American Equities Fund, Ltd.
                        c/o Mees Pierson Fund Services (Bahamas) Ltd.
                        Montague Sterling Centre
                        East Bay Street, P. O. Box SS-6238

                        Nassau, Bahamas
                        Tel. No.:  (242) 394-2700
                        Fax No.:  (242) 394-9667
                        Attention:  Anthony L.M. Inder Rieden

With copies to:         Parker Chapin LLP
                        The Chrysler Building
                        405 Lexington Avenue
                        New York, New York  10174
                        Tel. No.:  (212) 704-6000
                        Fax No.:  (212) 704-6288
                        Attention: Christopher S. Auguste

     Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

          Section 9.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          Section 9.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

          Section 9.7 Successors and Assigns. The Purchaser may not assign this Agreement to any person without the prior consent of the Company, which consent will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and each Purchaser to be affected by the amendment. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

          Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

          Section 9.9 Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the covenants contained in Article IV shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in Article VIII of this Agreement shall survive the execution and delivery hereof and the Closing hereunder. Section 9.14 shall survive the termination of this Agreement.

          Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

          Section 9.11 Publicity. Prior to the Closing, neither the Company nor the Purchaser shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement. In the event the Company is required by law, based upon an opinion of the Company's counsel, to issue a press release or otherwise make a public statement or announcement with respect to this Agreement prior to the Closing, the Company shall consult with the Purchaser on the form and substance of such press release. Promptly after the Closing, the Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, that prior to issuing any such press release, making any such public statement or announcement, the Company obtains the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

          Section 9.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

          Section 9.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          Section 9.14 Confidentiality. Purchaser agrees to maintain the confidentiality of all information about the Company received from any officer, employee or agent of the Company, until such time as that confidential information is released to the public generally other than as a result of any disclosure by Purchaser.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorize officer as of the date first above written.

                               EGGHEAD.COM, INC.



                               By: /s/ John E. Labbett
                                  --------------------------------
                               Name: John E. Labbett
                               Title: Executive Vice President and
                               Chief Financial Officer


                               ACQUA WELLINGTON NORTH
                               AMERICAN EQUITIES FUND, LTD.


                               By: Anthony L.M. Inder Reiden
                                  --------------------------------
                               Name: Anthony L.M. Inder Reiden
                               Title: Director

                               EXHIBIT A TO THE
                        COMMON STOCK PURCHASE AGREEMENT
                              OPINION OF COUNSEL

                               February 17, 2000


Acqua Wellington North American Equities Fund, Ltd.
c/o Mees Pierson Fund Services (Bahamas) Ltd.
Montague Sterling Centre
East Bay Street, P.O. Box SS-6238
Nassau, Bahamas

     Re:  Egghead.com, Inc.

Ladies and Gentlemen:

     This opinion is furnished to you pursuant to Section 5.2(e) of that certain Common Stock Purchase Agreement (the "Purchase Agreement"), dated February 17, 2000, between Egghead.com, Inc., a Delaware corporation formerly known as OnSale, Inc. (the "Company") and Acqua Wellington North American Equities Fund, Ltd., a company organized under the laws of the Commonwealth of The Bahamas (the "Purchaser"). We have acted as counsel for the Company in connection with the issuance and sale to the Purchaser of an aggregate of up to 5,000,000 shares of common stock, par value $0.001 per share, of the Company (the "Shares").

     We advise you that we have participated in the preparation of that certain registration statement on Form S-3 (Registration No. 333-91553) (the "Initial Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), which Initial Registration Statement became effective on February 3, 2000 (such Initial Registration Statement, including all exhibits thereto and including the information contained in the form of final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), and deemed by virtue of Rule 430A under the Securities Act to be part of the Registration Statement at the time it was declared effective, being hereinafter collectively referred to as the "Registration Statement," and the final prospectus in the form first filed pursuant to Rule 424(b) under the Securities Act being hereinafter referred to as the "Prospectus"). Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

     To render this opinion, we have examined originals, certified copies or other copies identified to us as being true copies of originals of the following, which we believe to be all those necessary for us to examine in order to render the opinions set forth herein. We have not examined any documents other than those referred to below.

          (1)  the executed Purchase Agreement;

          (2) a copy of the Company's Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on November 19, 1999 (the "Certificate of Incorporation");

          (3) a copy of the Company's First Amended and Restated Bylaws, as adopted on September 10, 1999 (the "Bylaws");

          (4) the resolutions adopted by the Company's Board of Directors (the "Board") on November 15, 1999 and by the Finance Committee of the Board on February 15, 2000, relating to the transactions contemplated by the Purchase Agreement;

          (5) the stock records for the Company that is has provided to us (consisting of a certificate from the transfer agent of even date herewith verifying the number of the Company's issued and outstanding shares of capital stock as of the date hereof and summary reports from the Company confirming the number of the Company's issued and outstanding shares of capital stock and the number of options and any other rights to acquire shares of the Company's capital stock outstanding as of the date hereof) (collectively, the "Stock Records");

          (6) copies provided to us by the Company of the agreements and instruments listed in Part II, Item 21 of the Company's registration statement on Form S-4 (File No. 333-87377), filed with the Commission on September 17, 1999, as subsequently amended on September 22, 1999, which agreements and instruments have been identified to us by the Company as all material agreements and instruments binding on the Company and required to be filed in connection with such registration statement (the "Material Agreements");

          (7)  the form of share certificate to represent the Shares;

          (8) a certificate of good standing of the Company from the Delaware Secretary of State dated February 15, 2000, verifying the good standing of the Company with that agency;

          (9) a Certificate of Status Foreign Corporation from the California Secretary of State dated February 15, 2000, verifying the Company's qualification to do business in California and the good standing of the Company with that agency;

          (10) a tax status certificate from the California Franchise Tax Board dated February 15, 2000, verifying the tax good standing of the Company with that agency;

          (11) a Certificate of Existence/Authorization from the office of the Washington Secretary of State dated February 15, 2000, verifying the good standing of the Subsidiary with that agency;

          (12) a Certificate of Existence/Authorization from the Washington Secretary of State dated February 16, 2000, verifying the good standing of the Company with that agency;

          (13) facsimile notice as of the date hereof from the Company's filing agent, to the effect that the information provided in the respective certificates or letter referred to in items 8-12 continues to be accurate as of such date (together with the certificates and letter referred to in items 8-12, the "Governmental Certificates");

          (14) certificate of Registrar and Transfer Agent dated February 16, 2000 executed and delivered by Equiserve LLC (the "Transfer Agent Certificate");

          (15) the other certificates and documents delivered by or on behalf of the Company, the Company's transfer agent and the Purchaser at the Closing (collectively with item 14, the "Closing Documents"); and

          (16) a certificate addressed to us and dated the date hereof executed by the Company containing certain factual and other representations (the "Management Certificate").

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the legal competence or capacity of all natural persons executing the same and, except with respect to due authorization, execution and delivery of the Purchase Agreement by the Company, the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

     In order to render this opinion, we have examined such questions of law as we deem advisable under the circumstances. As to questions of fact, we have relied solely upon: (a) our examination of the documents referred to above, and we have assumed the current accuracy and completeness of the information obtained from public officials and records included in the documents referred to above; (b) the representations and warranties of the Company set forth in the Purchase Agreement and the Closing Documents; (c) the representations and warranties made by representatives of the Company to us including, without limitation, those set forth in the Management Certificate; and (d) our actual knowledge. We have not considered parole evidence in connection with any of the agreements and instruments reviewed by us in connection with this opinion. We have made no attempt to verify the accuracy of any of such information, representations or warranties or to determine the existence or non-existence of any factual matters, nor, except as set forth above, have we searched any docket or other records of any court, tribunal, agency or similar authority or any
other record of any governmental agency or third party.   However, we are not
aware of any facts that would lead us to believe that any of the opinions expressed herein are not accurate.

     As used in this opinion, the phrases "to our knowledge," "our actual knowledge," "known to us" or "we are not aware of" or words of similar import refer only to the actual knowledge of the attorneys currently in this firm who have rendered legal services to the Company in connection with the Registration Statement and the Purchase Agreement and mean that, while such attorneys have not been informed by the Company that the matters stated are factually incorrect, we have made no investigation of such matters other than our examination of the documents referred to in this letter. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

     Where statements in this opinion are qualified by the term "material," those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Company or its business, assets or financial condition that are entirely those of the Company and its officers, after having been advised by us as to the legal effect and consequences of such matters; however, such opinions and judgments are not known to us to be incorrect.

     For the purposes of this opinion, we have also assumed that: (a) the Purchaser has all requisite power and authority for, and has taken all corporate, partnership or other action necessary for, the Purchaser's due authorization, execution and delivery of the Purchase Agreement and all other related documents signed by or on behalf of the Purchaser in connection therewith, and for the performance by the Purchaser of all its obligations under all such documents; (b) the Purchaser has fully performed all other obligations that it is to perform at or before the Closing; and (c) the Purchase Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

     This letter is qualified by and is subject to, and we render no opinion with respect to: (a) compliance or noncompliance with applicable non-United States, foreign and state statutes, rules and regulations concerning the issuance and sale of securities; (b) compliance by the Company or the Purchaser with any state or foreign "blue sky" laws, statutes, rules and regulations in connection with the issuance and sale of the Shares pursuant to the Purchase Agreement; (c) the Bylaws, rules and regulations of the National Association of Securities Dealers, Inc. with respect to the underwriting terms and arrangements in connection with the offering of the Shares pursuant to the Purchase Agreement; or (d) the enforceability of provisions relating to indemnity or contribution for liabilities arising under the Securities Act. We render no opinion as to compliance or non-compliance with anti-fraud provisions of applicable state or federal laws, statutes, rules and regulations concerning the issuance or sale of securities.

     This opinion is qualified by, and is subject to, and we render no opinion with respect to, general limitations and exceptions applicable to all contracts, including, without limitation:

     (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors generally;

     (b) the effect of general principles of equity and similar principles, including, without limitation, concepts of public policy and unconscionability and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law; and

     (c) the effect of laws regarding unconscionability and of court decisions indicating that certain covenants and provisions of agreements are unenforceable where (i) the breach of such covenants or provisions imposes restrictions or burdens upon the other party and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the party seeking to enforce such provisions or (ii) the enforcement of such covenants or provisions under the circumstances would violate the implied covenant of good faith and fair dealing.

     In connection with the opinions expressed in paragraph 1 below, insofar as they relate to the valid existence or good standing or qualification as a foreign corporation of the Company and the Subsidiary, we have relied solely on the Management Certificate and the Governmental Certificates referred to in the third paragraph of this letter.

     In connection with the opinion expressed in paragraph 3 below, we have assumed that no changes in any facts or laws as of the date of this opinion set forth above will have occurred as of the date of settlement of each Draw Down, other than that as of such date the Purchaser has paid the purchase price in full for the shares being purchased, and otherwise complied with all of its obligations under the Purchase Agreement.

     In connection with the opinions expressed in paragraphs 3 and 4 below, we have examined the Certificate of Incorporation, the Bylaws, the Stock Records, the Transfer Agent Certificate and the contents of the Company's minute books. The Company has represented to us, and we have assumed, that these records accurately identify and describe all issuances of shares of the Company's capital stock and of any options, warrants or other rights to purchase such capital stock; however, we are not aware of any facts that would cause us to believe that any of the opinions expressed in paragraphs 3 and 4 are not accurate.

     In connection with the opinions expressed in paragraphs 4, 6 and 7 below, we have not conducted any special investigation of statutes, rules, regulations or orders and our opinion is limited to such California, Delaware General Corporate Law and United States orders, statutes, rules or regulations as in our experience are of general application to transactions of the sort contemplated by the Purchase Agreement.

     We are admitted to practice law in the State of California, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of: (a) the State of California; (b) the Delaware General Corporation Law set forth in statutory compilations without reference to case law or secondary sources; and (c) the existing federal securities laws of the United States of America. Additionally, we disclaim any opinion as to the application of any law of any city, county or other local subdivision or other local governmental authority of the State of California. To the extent that any of the documents reviewed by us in connection with this opinion are governed by the laws of any jurisdiction other than the State of California, such as the Purchase Agreement, our opinion relating to those documents is based solely upon the apparent meaning of the language without regard to interpretation or construction that might be indicated by the laws governing those agreements and instruments.

     We also call your attention to the fact that under various reports published by committees of the State Bar of California, certain assumptions, qualifications and exceptions are implicit in opinions of lawyers. Although we have expressly set forth some assumptions, qualifications and exceptions herein, we are not limiting or omitting any others set forth in the various reports or otherwise deemed standard practice for lawyers in California.

          Based upon the foregoing, and subject to the assumptions, qualifications and exceptions referred to herein, it is our opinion that:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company and EO Corporation, a Washington corporation and wholly-owned subsidiary of the Company (the "Subsidiary"), are each duly qualified to do business as foreign corporations and are in good standing in every jurisdiction in which the nature of the business conducted or property owned by each makes such qualification necessary, except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect.

          2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Purchase Agreement and to issue and sell the Shares. The execution, delivery and performance of the Purchase Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company, the Board or the Company's stockholders is required. The Purchase Agreement has been duly executed and delivered, and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Shares are not subject to preemptive rights under the Certificate of Incorporation or Bylaws.

          3. The Shares, when duly countersigned by the Company's transfer agent and registrar, and delivered to you against payment in full as provided in the Purchase Agreement, will be duly and validly issued, fully paid and nonassessable.

          4. The execution, delivery and performance of and compliance with the terms of the Purchase Agreement and the issuance of the Shares do not: (a) violate any provision of the Certificate of Incorporation or Bylaws; (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement or instrument to which the Company is a party that is filed or incorporated by reference as an exhibit to the Registration Statement; or (c) create or impose a lien, charge or encumbrance on any property of the Company under any agreement to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound that is filed or incorporated by reference as an exhibit to the Registration Statement, provided that we express no opinion with respect to the compliance by the Company with financial covenants, financial ratios and similar matters; except, in all cases other than violations pursuant to clause (a) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

          5. To our knowledge, there is no action, suit, claim, investigation or proceeding pending or threatened against the Company or the Subsidiary which questions the validity of the Purchase Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant to the Agreement. To our knowledge, there is no action, suit, claim, investigation or proceeding pending or threatened against or involving the Company or the Subsidiary or any of their respective properties or assets which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

          6. No consent, approval or authorization of or designation, declaration or filing with any Delaware state or United States federal governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Purchase Agreement, or the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated by the Purchase Agreement (other than the registration of the offer and sale by the Company of the Shares under the Securities Act, and such consents, approvals, authorizations, registrations or qualifications as may be required under the Exchange Act, applicable state securities laws and the Nasdaq National Market).

          7. Based solely upon oral representations from the Staff of the Commission, the Registration Statement was declared effective under the Securities Act as of 5:00 p.m. Eastern Standard Time on February 3, 2000, and to our knowledge no stop order suspending the effectiveness of the Registration Statement has been issued and to our knowledge no proceedings for that purpose have been instituted or are threatened, pending or contemplated.

          8. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     This opinion is intended solely for the use of the Purchaser for the purpose of the transactions provided for in the Purchase Agreement and is not to be relied upon by the Purchaser for any other purpose or to be made available to or relied upon for any other purpose by any other person or entity, whether or not named in the Purchase Agreement, without our prior written consent. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not they would affect or modify the opinions expressed herein.

                                            Very truly yours,

                                            FENWICK & WEST LLP

                                            By: /s/ Horace L. Nash
                                                -------------------------
                                                Horace L. Nash, a partner